Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2025 Third Quarter Results and Wichita Falls Bancshares, Inc. Transaction Update

BATON ROUGE, LA / ACCESS Newswire / October 20, 2025 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended September 30, 2025. Investar reported net income available to common shareholders of $5.7 million, or $0.54 per diluted common share, for the third quarter of 2025, compared to net income available to common shareholders of $4.5 million, or $0.46 per diluted common share, for the quarter ended June 30, 2025, and net income available to common shareholders of $5.4 million, or $0.54 per diluted common share, for the quarter ended September 30, 2024.

On a non-GAAP basis, core earnings per diluted common share for the third quarter of 2025 were $0.54 compared to $0.47 for the second quarter of 2025, and $0.45 for the third quarter of 2024. Core earnings available to common shareholders exclude certain items including, but not limited to, gain on call or sale of investment securities, net; loss on sale or disposition of fixed assets, net; gain (loss) on sale of other real estate owned, net; change in the fair value of equity securities; income from insurance proceeds; income from legal settlement; change in the net asset value of other investments; write down of other real estate owned; severance; acquisition expense; and legal settlement expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo commented:

“I am very pleased with our third quarter results as we continued to execute on our strategy of consistent, quality earnings through the optimization of our balance sheet. As a result of this strategy, our net interest margin improved substantially to 3.16%, a 13 basis point increase from previous quarter, and we had significant improvements in our return on average assets and efficiency ratio.

For the third consecutive quarter, we were able to grow the yield on interest-earning assets while simultaneously reducing our funding costs. Total loans increased 2.1% (8.4% annualized) as we brought on new business, primarily variable-rate loans, at a blended interest rate of 7.5%, which progressed us towards our goal of an interest rate neutral balance sheet. Our decision over the past year to keep duration short on our liabilities provided us the flexibility to secure lower cost funding that was accretive to our net interest margin by allowing higher cost brokered time deposits to run off and replacing them with lower cost, non-maturing deposits.

As always, we remain focused on shareholder value and returning capital to shareholders. We repurchased 14,722 shares of our common stock during the third quarter at an average price of $21.55, which was below tangible book value per common share of $22.76 at September 30, 2025.”

Wichita Falls Bancshares, Inc. Transaction Update

On July 1, 2025, Investar announced that it had entered into a definitive agreement (the “Agreement”) to acquire Wichita Falls Bancshares, Inc. (“Wichita Falls”), headquartered in Wichita Falls, Texas, and its wholly-owned subsidiary, First National Bank. At June 30, 2025, First National Bank had approximately $1.4 billion in assets. The Agreement has been unanimously approved by the boards of directors of Investar and Wichita Falls, and on October 15, 2025, the Office of the Comptroller of the Currency approved the merger of First National Bank with and into the Bank. The closing of the transaction remains subject to customary closing conditions, including Wichita Falls and Investar shareholder approvals and the approval of, or the waiver of the application and prior approval requirements by, the Federal Reserve. Upon satisfaction of all closing conditions, Investar anticipates it will close the Wichita Falls acquisition on or about January 1, 2026.

Third Quarter Highlights

•	Diluted earnings per common share were $0.54 for the quarter ended September 30, 2025 compared to $0.46 for the quarter ended June 30, 2025. Core diluted earnings per common share were $0.54 for the quarter ended September 30, 2025 compared to $0.47 for the quarter ended June 30, 2025.

•	Return on average assets increased to 0.88% for the quarter ended September 30, 2025 compared to 0.66% for the quarter ended June 30, 2025. Core return on average assets improved to 0.89% for the quarter ended September 30, 2025 compared to 0.69% for the quarter ended June 30, 2025.

•	Net interest margin improved 13 basis points to 3.16% for the quarter ended September 30, 2025 compared to 3.03% for the quarter ended June 30, 2025.

•	The yield on the loan portfolio increased to 6.03% for the quarter ended September 30, 2025 compared to 5.94% for the quarter ended June 30, 2025.

•	The overall cost of funds for the quarter ended September 30, 2025 decreased two basis points to 3.11% compared to 3.13% for the quarter ended June 30, 2025. The cost of deposits decreased two basis points to 3.04% for the quarter ended September 30, 2025 compared to 3.06% for the quarter ended June 30, 2025.

•	Efficiency ratio improved to 68.47% for the quarter ended September 30, 2025 compared to 74.99% for the quarter ended June 30, 2025. Core efficiency ratio improved to 67.66% for the quarter ended September 30, 2025 compared to 73.55% for the quarter ended June 30, 2025.

•	Credit quality remained solid with nonperforming loans comprising 0.36% of total loans at September 30, 2025 and June 30, 2025.

•	Total loans increased $44.2 million, or 2.1% (8.4% annualized), to $2.15 billion at September 30, 2025 compared to $2.11 billion at June 30, 2025.

•	Variable-rate loans as a percentage of total loans was 36% at September 30, 2025 compared to 34% at June 30, 2025. During the third quarter, we originated and renewed loans, 78% of which were variable-rate loans, at a 7.5% blended interest rate.

•	Book value per common share increased to $26.96 at September 30, 2025, or 3.7% (14.8% annualized), compared to $26.01 at June 30, 2025. Tangible book value per common share increased to $22.76 at September 30, 2025, or 4.4% (17.6% annualized), compared to $21.80 at June 30, 2025.

•	Total deposits increased by $34.5 million, or 1.5%, to $2.37 billion at September 30, 2025 compared to $2.34 billion at June 30, 2025.

•	Investar’s regulatory total capital ratio increased to 14.66%, or 7.9%, at September 30, 2025 compared to 13.59% at June 30, 2025.

•	In connection with the Wichita Falls transaction, on July 1, 2025, Investar completed a private placement of 32,500 shares of its newly designated 6.5% Series A Non-Cumulative Perpetual Convertible Preferred Stock (“Series A Preferred Stock”) with selected institutional and other accredited investors at a price of $1,000 per share, for aggregate gross proceeds of $32.5 million. The net proceeds were $30.4 million, after deducting placement agent fees and other offering-related expenses. Investar intends to use the net proceeds from the offering to support the acquisition of Wichita Falls and for general corporate purposes, including organic growth and other potential acquisitions.

•	Investar repurchased 14,722 shares of its common stock through its stock repurchase program at an average price of $21.55 per share during the quarter ended September 30, 2025, leaving 409,866 shares authorized for repurchase under the program at September 30, 2025.

Loans

Total loans were $2.15 billion at September 30, 2025, an increase of $44.2 million, or 2.1%, compared to June 30, 2025, and a decrease of $5.3 million, or 0.2%, compared to September 30, 2024.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	9/30/2025	6/30/2025	9/30/2024	$	%	$	%	9/30/2025	9/30/2024
Mortgage loans on real estate
Construction and development	$140,561	$141,654	$166,954	$(1,093)	(0.8)%	$(26,393)	(15.8)%	6.5%	7.7%
1-4 Family	382,445	387,796	403,097	(5,351)	(1.4)	(20,652)	(5.1)	17.8	18.7
Multifamily	130,232	102,569	85,283	27,663	27.0	44,949	52.7	6.1	4.0
Farmland	3,996	4,519	7,173	(523)	(11.6)	(3,177)	(44.3)	0.2	0.3
Commercial real estate
Owner-occupied	462,830	462,182	467,467	648	0.1	(4,637)	(1.0)	21.5	21.7
Nonowner-occupied	459,711	466,009	499,274	(6,298)	(1.4)	(39,563)	(7.9)	21.4	23.2
Commercial and industrial	560,763	531,460	515,273	29,303	5.5	45,490	8.8	26.1	23.9
Consumer	9,985	10,166	11,325	(181)	(1.8)	(1,340)	(11.8)	0.4	0.5
Total loans	$2,150,523	$2,106,355	$2,155,846	$44,168	2.1%	$(5,323)	(0.2)%	100%	100%

At September 30, 2025, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $1.02 billion, an increase of $30.0 million, or 3.0%, compared to $993.6 million at June 30, 2025, and an increase of $40.9 million, or 4.2%, compared to $982.7 million at September 30, 2024. The increase in the business lending portfolio compared to June 30, 2025 and September 30, 2024 was primarily driven by increased loan production by our Commercial and Industrial Division.

Nonowner-occupied loans totaled $459.7 million at September 30, 2025, a decrease of $6.3 million, or 1.4%, compared to $466.0 million at June 30, 2025, and a decrease of $39.6 million, or 7.9%, compared to $499.3 million at September 30, 2024. The decrease in nonowner-occupied loans compared to June 30, 2025 and September 30, 2024 was primarily due to loan amortization and payoffs that aligned with our continued strategy to optimize and de-risk the mix of the portfolio.

Construction and development loans totaled $140.6 million at September 30, 2025, a decrease of $1.1 million, or 0.8%, compared to $141.7 million at June 30, 2025, and a decrease of $26.4 million, or 15.8%, compared to $167.0 million at September 30, 2024. The decrease in construction and development loans compared to June 30, 2025 and September 30, 2024 was primarily due to payoffs and conversions to permanent loans upon completion of construction.

Credit Quality

Nonperforming loans were $7.7 million, or 0.36% of total loans, at September 30, 2025, an increase of $0.2 million compared to $7.5 million, or 0.36% of total loans, at June 30, 2025, and an increase of $3.6 million compared to $4.1 million, or 0.19% of total loans, at September 30, 2024. The increase in nonperforming loans compared to June 30, 2025 was primarily attributable to owner-occupied commercial real estate loans totaling $0.9 million and 1-4 family loans totaling $0.3 million, partially offset by the transfer of a $0.7 million 1-4 family loan to other real estate owned.

The allowance for credit losses was $26.5 million, or 344.7% and 1.23% of nonperforming and total loans, respectively, at September 30, 2025, compared to $26.6 million, or 355.9% and 1.26% of nonperforming and total loans, respectively, at June 30, 2025, and $28.1 million, or 682.0% and 1.30% of nonperforming and total loans, respectively, at September 30, 2024.

Investar recorded a provision for credit losses of $0.1 million for each of the quarters ended September 30, 2025 and June 30, 2025 compared to a negative provision for credit losses of $0.9 million for the quarter ended September 30, 2024. The provision for credit losses in the quarter ended September 30, 2025 was primarily due to loan growth partially offset by changes in the economic forecast and loan mix. The provision for credit losses in the quarter ended June 30, 2025 was primarily due to changes in the economic forecast and loan mix. The negative provision for credit losses for the quarter ended September 30, 2024 was primarily due to net recoveries of $0.4 million, a decrease in total loans, aging of existing loans, and an improvement in the economic forecast.

Deposits

Total deposits at September 30, 2025 were $2.37 billion, an increase of $34.5 million, or 1.5%, compared to $2.34 billion at June 30, 2025, and an increase of $85.3 million, or 3.7%, compared to $2.29 billion at September 30, 2024.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	9/30/2025	6/30/2025	9/30/2024	$	%	$	%	9/30/2025	9/30/2024
Noninterest-bearing demand deposits	$446,361	$448,459	$437,734	$(2,098)	(0.5)%	$8,627	2.0%	18.8%	19.1%
Interest-bearing demand deposits	633,766	576,473	500,345	57,293	9.9	133,421	26.7	26.7	21.9
Money market deposits	237,339	220,961	196,710	16,378	7.4	40,629	20.7	10.0	8.6
Savings deposits	137,514	134,729	128,241	2,785	2.1	9,273	7.2	5.8	5.6
Brokered time deposits	210,822	256,100	271,684	(45,278)	(17.7)	(60,862)	(22.4)	8.9	11.9
Time deposits	706,876	701,463	752,694	5,413	0.8	(45,818)	(6.1)	29.8	32.9
Total deposits	$2,372,678	$2,338,185	$2,287,408	$34,493	1.5%	$85,270	3.7%	100%	100%

The increase in interest-bearing demand deposits, money market deposits, savings deposits, and time deposits at September 30, 2025 compared to June 30, 2025 was primarily the result of organic growth. Brokered time deposits were $210.8 million at September 30, 2025 compared to $256.1 million at June 30, 2025 and $271.7 million at September 30, 2024. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. At September 30, 2025, the balance of brokered time deposits remained below 10% of total assets, and the remaining weighted-average duration was approximately three months with a weighted-average rate of 4.51%.

Stockholders’ Equity

On July 1, 2025, Investar completed a private placement of 32,500 shares of its newly designated Series A Preferred Stock with selected institutional and other accredited investors at a price of $1,000 per share, for aggregate gross proceeds of $32.5 million. The net proceeds were $30.4 million, after deducting placement agent fees and other offering related expenses. Investar intends to use the net proceeds from the offering to support the acquisition of Wichita Falls and for general corporate purposes, including organic growth and other potential acquisitions.

Stockholders’ equity was $295.3 million at September 30, 2025, an increase of $39.4 million compared to June 30, 2025, and an increase of $49.8 million compared to September 30, 2024. The increase in stockholders’ equity compared to June 30, 2025 was primarily attributable to the issuance of the Series A Preferred Stock, net income for the quarter and a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio. The increase in stockholders’ equity compared to September 30, 2024 was primarily attributable to the issuance of the Series A Preferred Stock, net income for the last twelve months and a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio.

Net Interest Income

Net interest income for the third quarter of 2025 totaled $21.2 million, an increase of $1.5 million, or 7.7%, compared to the second quarter of 2025, and an increase of $3.3 million, or 18.5%, compared to the third quarter of 2024. Total interest income was $37.1 million, $35.4 million and $36.8 million for the quarters ended September 30, 2025, June 30, 2025 and September 30, 2024, respectively. Total interest expense was $15.9 million, $15.7 million and $19.0 million for the corresponding periods. Included in net interest income for the quarters ended September 30, 2025, June 30, 2025 and September 30, 2024 is $6,000, $6,000 and $13,000, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended September 30, 2025, June 30, 2025 and September 30, 2024 are interest recoveries of $64,000, $19,000 and $79,000, respectively.

Investar’s net interest margin was 3.16% for the quarter ended September 30, 2025, compared to 3.03% for the quarter ended June 30, 2025 and 2.67% for the quarter ended September 30, 2024. The increase in net interest margin for the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025 was driven by an eight basis point increase in the yield on interest-earning assets and a two basis point decrease in the overall cost of funds. The increase in net interest margin for the quarter ended September 30, 2025 compared to the quarter ended September 30, 2024 was driven by a 50 basis point decrease in the overall cost of funds, primarily brokered time deposits, time deposits and short-term borrowings.

The yield on interest-earning assets was 5.53% for the quarter ended September 30, 2025, compared to 5.45% for the quarter ended June 30, 2025 and 5.51% for the quarter ended September 30, 2024. The increase in the yield on interest-earning assets compared to the quarter ended June 30, 2025 was primarily attributable to a nine basis point increase in the yield on the loan portfolio. The increase in the yield on interest-earning assets compared to the quarter ended September 30, 2024 was primarily attributable to a 46 basis point increase in the yield on the investment securities portfolio.

Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, adjusted net interest margin was 3.15% for the quarter ended September 30, 2025, compared to 3.02% for the quarter ended June 30, 2025 and 2.66% for the quarter ended September 30, 2024. The adjusted yield on interest-earning assets was 5.52% for the quarter ended September 30, 2025 compared to 5.44% and 5.50% for the quarters ended June 30, 2025 and September 30, 2024, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits decreased two basis points to 3.04% for the quarter ended September 30, 2025 compared to 3.06% for the quarter ended June 30, 2025 and decreased 41 basis points compared to 3.45% for the quarter ended September 30, 2024. The decrease in the cost of deposits compared to the quarter ended June 30, 2025 resulted primarily from both a lower average balance of, and a decrease in rates paid on, brokered time deposits and a decrease in rates paid on time deposits, partially offset by both a higher average balance of, and an increase in rates paid on, interest-bearing demand deposits. The decrease in the cost of deposits compared to the quarter ended September 30, 2024 resulted from both a lower average balance of, and a decrease in rates paid on, brokered time deposits and time deposits, partially offset by both a higher average balance of, and an increase in rates paid on, interest-bearing demand deposits.

The cost of short-term borrowings decreased 20 basis points to 2.93% for the quarter ended September 30, 2025 compared to 3.13% for the quarter ended June 30, 2025 and decreased 166 basis points compared to 4.59% for the quarter ended September 30, 2024. The decrease in the cost of short-term borrowings compared to the quarter ended June 30, 2025 resulted primarily from reduced utilization of short-term Federal Home Loan Bank (“FHLB”) advances during the third quarter of 2025. Beginning in the second quarter of 2023, the Bank began utilizing the Bank Term Funding Program (“BTFP”) to secure fixed rate funding for up to a one-year term and reduce short-term FHLB advances, which are priced daily. The Bank previously utilized this source of funding due to its lower rate as compared to FHLB advances, the ability to prepay the obligations without penalty, and as a means to lock in funding. During the fourth quarter of 2024, the Bank repaid all of the remaining $109.0 million in borrowings under the BTFP, which had a weighted average rate of 4.76%. The decrease in the cost of short-term borrowings for the quarter ended September 30, 2025 compared to the quarter ended September 30, 2024 resulted primarily from lower average borrowings due primarily to the paydown of borrowings under the BTFP and a lower current rate on short-term FHLB advances compared to borrowings under the BTFP. Average long-term debt increased $13.6 million in the third quarter of 2025 compared to the prior-year quarter primarily due to the utilization of long-term FHLB advances, partially offset by the redemption of $20 million in principal amount of subordinated debt during the fourth quarter of 2024.

The overall cost of funds for the quarter ended September 30, 2025 decreased two basis points to 3.11% compared to 3.13% for the quarter ended June 30, 2025 and decreased 50 basis points compared to 3.61% for the quarter ended September 30, 2024. The decrease in the cost of funds for the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025 resulted primarily from a decrease in the cost of deposits and a decrease in the average balance and cost of short-term borrowings, discussed above. The decrease in the cost of funds for the quarter ended September 30, 2025 compared to the quarter ended September 30, 2024 resulted primarily from decreases in the average balance and cost of short-term borrowings and a decrease in the cost of deposits, partially offset by a higher average balance of deposits, discussed above.

Noninterest Income

Noninterest income for the third quarter of 2025 totaled $3.0 million, an increase of $0.4 million, or 13.6%, compared to the second quarter of 2025 and a decrease of $0.6 million, or 15.8%, compared to the third quarter of 2024.

The increase in noninterest income compared to the quarter ended June 30, 2025 was primarily driven by a $0.2 million increase in the change in fair value of equity securities, a $0.1 million increase in gain on sale of other real estate owned, and a $0.1 million increase in other operating income. The increase in other operating income was primarily attributable to a $0.4 million increase in distributions from other investments and a $0.1 million increase in the change in net asset value of other investments, partially offset by a decrease of $0.3 million of income from insurance proceeds, which were received during the second quarter 2025 for damages to a property recorded in other real estate owned and a $0.1 million decrease in derivative fee income.

The decrease in noninterest income compared to the quarter ended September 30, 2024 was primarily attributable to $1.1 million in income from a legal settlement recorded in the third quarter of 2024 related to one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida, partially offset by a $0.4 million increase in other operating income and a $0.1 million increase in gain on sale of other real estate owned. The increase in other operating income was primarily attributable to a $0.4 million increase in distributions from other investments.

Noninterest Expense

Noninterest expense for the third quarter of 2025 totaled $16.5 million, a decrease of $0.2 million, or 1.0%, compared to the second quarter of 2025, and an increase of $0.3 million, or 2.1%, compared to the third quarter of 2024.

The decrease in noninterest expense for the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025 was primarily driven by a $0.2 million decrease in other operating expenses and a $0.1 million decrease in data processing, partially offset by a $0.1 million increase in acquisition expense. The decrease in other operating expenses resulted primarily from a $0.2 million decrease in write down of other real estate owned. The decrease in data processing resulted from our negotiation of more favorable contract terms with our vendor.

The increase in noninterest expense for the quarter ended September 30, 2025 compared to the quarter ended September 30, 2024 was primarily driven by a $0.3 million increase in salaries and employee benefits and a $0.2 million increase in acquisition expense, partially offset by a $0.1 million decrease in other operating expenses and a $0.1 million decrease in depreciation and amortization. The increase in salaries and employee benefits was primarily due to investment in people with an emphasis on our Texas markets to remix and strengthen our balance sheet and an increase in health insurance claims. The increase in acquisition expense was related to the Wichita Falls transaction announced on July 1, 2025. The decrease in other operating expenses resulted from $0.3 million in collection and repossession expenses recorded in the third quarter of 2024 related to the income from the legal settlement, discussed above, and a $0.1 million decrease in Federal Deposit Insurance Corporation (“FDIC”) assessments, partially offset by a $0.1 million increase in write down of other real estate owned and a $0.1 million increase in branch services expense.

Taxes

Investar recorded income tax expense of $1.3 million for the quarter ended September 30, 2025, which equates to an effective tax rate of 17.3%, compared to effective tax rates of 17.2% and 12.7% for the quarters ended June 30, 2025 and September 30, 2024, respectively. The third quarter 2024 effective tax rate reflects a revision to our estimated 2024 annual effective tax rate to account for our projected increase in nontaxable income from bank owned life insurance in the fourth quarter of 2024 of approximately $3.1 million upon receipt of death benefit proceeds.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.57 and $0.54, respectively, for the quarter ended September 30, 2025, compared to basic and diluted earnings per common share of $0.46 for the quarter ended June 30, 2025, and basic and diluted earnings per common share of $0.55 and $0.54, respectively, for the quarter ended September 30, 2024.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 29 branch locations serving Louisiana, Texas, and Alabama. At September 30, 2025, the Bank had 326 full-time equivalent employees and total assets of $2.8 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible common equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core earnings available to common shareholders,” “core efficiency ratio,” “core return on average assets,” “core return on average common equity,” “core basic earnings per common share” and “core diluted earnings per common share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding interest recoveries and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provides a more complete understanding of factors and trends affecting Investar’s business and allows investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

General Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance, including the potential impacts of its strategies and the anticipated closing and impacts of the Wichita Falls transaction. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including heightened uncertainties resulting from recent changing trade and tariff policies that could have an adverse impact on inflation and economic growth at least in the near term;

•	changes in inflation, interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	our ability to successfully execute our strategy focused on consistent, quality earnings through the optimization of our balance sheet, and our ability to successfully execute a long-term growth strategy;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity, which may be caused by, among other things, disruptions in the banking industry similar to those that occurred in early 2023 that caused bank depositors to move uninsured deposits to other banks or alternative investments outside the banking industry;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for credit losses and other estimates;

•	changes in the quality or composition of our loan portfolio, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	risks to holders of our common stock relating to our Series A Preferred Stock, including, but not limited to, dividend preferences to holders of the preferred stock, other conditions with respect to the payment of dividends on our common stock, potential dilution upon conversion of the preferred stock, and liquidation preferences to holders of the preferred stock;

•	increasing costs of complying with new and potential future regulations;

•	new or increasing geopolitical tensions, including resulting from wars in Ukraine and Israel and surrounding areas;

•	the emergence or worsening of widespread public health challenges or pandemics;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	risks associated with our digital transformation process, including increased risks of cyberattacks and other security breaches and challenges associated with addressing the increased prevalence of artificial intelligence;

•	risks of losses resulting from increased fraud attacks against us and others in the financial services industry;

•	potential impairment of our goodwill and other intangible assets;

•	the impact of litigation and other legal proceedings to which we become subject;

•	competitive pressures in the commercial finance, retail banking, mortgage lending and consumer finance industries, as well as the financial resources of, and products offered by, competitors;

•	the impact of changes in laws and regulations applicable to us, including banking, securities and tax laws and regulations and accounting standards, as well as changes in the interpretation of such laws and regulations by our regulators;

•	changes in the scope and costs of FDIC insurance and other coverages;

•	governmental monetary and fiscal policies; and

•	hurricanes, tropical storms, tropical depressions, floods, winter storms, droughts and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism; other international or domestic calamities; acts of God; and other matters beyond our control.

Forward-Looking and Cautionary Statements Relating to the Pending Wichita Falls Transaction

With respect to the pending Wichita Falls transaction, forward-looking statements include, but are not limited to, statements about the potential benefits of the transaction, including future financial and operating results; statements about Investar’s plans, objectives, expectations and intentions; statements about the expected timing of completion of the proposed merger; and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: (i) the ability to obtain the requisite shareholder approvals; (ii) the risk that Investar may be unable to obtain governmental and regulatory approvals required to consummate the proposed merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; (iii) the risk that a condition to closing may not be satisfied; (iv) the timing to consummate the proposed merger; (v) the risk that the businesses will not be integrated successfully; (vi) the risk that the cost savings and any other synergies from the proposed merger may not be fully realized or may take longer to realize than expected; (vii) disruption from the proposed merger making it more difficult to maintain relationships with customers, employees or vendors; and (viii) the diversion of management time on merger-related issues.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Part I Item 1A. “Risk Factors” and in the “Cautionary Note Regarding Forward-Looking Statements” in Part II Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) and in subsequent filings with the SEC. Additional information and risk factors related to the Wichita Falls transaction can be found in the definitive proxy statement/prospectus filed with the SEC on September 23, 2025.

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Investar has filed with the SEC a registration statement on Form S-4 (the “Form S-4”) that included a joint proxy statement of Investar and Wichita Falls and a prospectus of Investar with respect to the shares of Investar common stock to be issued in the proposed merger (the “proxy statement/prospectus”). The registration statement was declared effective by the SEC on September 23, 2025. The definitive proxy statement/prospectus was also mailed to stockholders of each of Investar and Wichita Falls on or about September 23, 2025. Investar may also file other relevant documents with the SEC regarding the proposed merger. This press release is not a substitute for the Form S-4 or proxy statement/prospectus or any other document that Investar may file with the SEC. Investors and security holders are urged to read the Form S-4, the proxy statement/prospectus and any other relevant documents that may be filed with the SEC, as well as any amendments or supplements to these documents, carefully and in their entirety because they contain or will contain important information about the proposed merger. Investors and security holders may obtain free copies of the Form S-4 and the proxy statement/prospectus and other documents containing important information about Investar, Wichita Falls and the proposed merger, once such documents are filed with the SEC through the website maintained by the SEC at https://www.sec.gov. Copies of the documents filed with, or furnished to, the SEC by Investar will be available free of charge in the “Investors” section of Investar’s website at www.investarbank.com. The information included on, or accessible through, Investar’s website is not incorporated by reference into this communication.

Participants in the Solicitation

Investar and Wichita Falls and their respective directors and officers may be deemed to be participants in the solicitation of proxies from their respective shareholders in connection with the proposed merger. Information about Investar’s directors and executive officers and their ownership of Investar’s securities is set forth in Investar’s filings with the SEC, including the definitive proxy statement/prospectus and our most recent Annual Report on Form 10-K filed with the SEC. To the extent that holdings of Investar’s securities have changed since the amounts printed in the definitive proxy statement/prospectus or our most recent Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

The information contained in this press release is not an offer to sell or the solicitation of an offer to buy any securities of Investar.

For further information contact:

Investar Holding Corporation

John Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2025	6/30/2025	9/30/2024	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$37,095	$35,359	$36,848	4.9%	0.7%
Total interest expense	15,942	15,715	18,992	1.4	(16.1)
Net interest income	21,153	19,644	17,856	7.7	18.5
Provision for credit losses	139	141	(945)	(1.4)	114.7
Total noninterest income	2,984	2,626	3,544	13.6	(15.8)
Total noninterest expense	16,526	16,700	16,180	(1.0)	2.1
Income before income tax expense	7,472	5,429	6,165	37.6	21.2
Income tax expense	1,293	935	784	38.3	64.9
Net income	6,179	4,494	5,381	37.5	14.8
Preferred stock dividends declared	528	—	—	—	—
Net income available to common shareholders	$5,651	$4,494	$5,381	25.7	5.0

AVERAGE BALANCE SHEET DATA
Total assets	$2,797,338	$2,740,388	$2,796,969	2.1%	0.0%
Total interest-earning assets	2,659,306	2,604,295	2,660,011	2.1	(0.0)
Total loans	2,141,280	2,104,266	2,159,412	1.8	(0.8)
Total interest-bearing deposits	1,919,377	1,896,474	1,813,775	1.2	5.8
Total interest-bearing liabilities	2,033,350	2,014,546	2,093,260	0.9	(2.9)
Total deposits	2,370,406	2,345,309	2,246,901	1.1	5.5
Total common stockholders’ equity	260,799	254,906	238,778	2.3	9.2

PER COMMON SHARE DATA
Earnings:
Basic earnings per common share	$0.57	$0.46	$0.55	23.9%	3.6%
Diluted earnings per common share	0.54	0.46	0.54	17.4	—
Core earnings(1):
Core basic earnings per common share(1)	0.58	0.48	0.45	20.8	28.9
Core diluted earnings per common share(1)	0.54	0.47	0.45	14.9	20.0
Book value per common share	26.96	26.01	24.98	3.7	7.9
Tangible book value per common share(1)	22.76	21.80	20.73	4.4	9.8
Common shares outstanding	9,825,883	9,839,848	9,827,622	(0.1)	(0.0)
Weighted average common shares outstanding - basic	9,830,387	9,844,351	9,828,776	(0.1)	0.0
Weighted average common shares outstanding - diluted	11,527,876	9,958,394	9,902,448	15.8	16.4

PERFORMANCE RATIOS
Return on average assets	0.88%	0.66%	0.77%	33.3%	14.3%
Core return on average assets(1)	0.89	0.69	0.63	29.0	41.3
Return on average common equity	8.60	7.07	8.97	21.6	(4.1)
Core return on average common equity(1)	8.73	7.40	7.40	18.0	18.0
Net interest margin	3.16	3.03	2.67	4.3	18.4
Net interest income to average assets	3.00	2.88	2.54	4.2	18.1
Noninterest expense to average assets	2.34	2.44	2.30	(4.1)	1.7
Efficiency ratio(2)	68.47	74.99	75.61	(8.7)	(9.4)
Core efficiency ratio(1)	67.66	73.55	79.33	(8.0)	(14.7)
Dividend payout ratio	19.30	23.91	19.09	(19.3)	1.1
Net charge-offs (recoveries) to average loans	—	—	(0.02)	—	100.0

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	9/30/2025	6/30/2025	9/30/2024	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.44%	0.48%	0.32%	(8.3)%	37.5%
Nonperforming loans to total loans	0.36	0.36	0.19	—	89.5
Allowance for credit losses to total loans	1.23	1.26	1.30	(2.4)	(5.4)
Allowance for credit losses to nonperforming loans	344.66	355.94	682.03	(3.2)	(49.5)

CAPITAL RATIOS
Investar Holding Corporation:
Total common equity to total assets	9.46%	9.31%	8.76%	1.6%	8.0%
Tangible common equity to tangible assets(1)	8.10	7.93	7.38	2.3	9.8
Tier 1 leverage capital	10.70	9.64	8.95	11.0	19.6
Common equity tier 1 capital(2)	11.13	11.28	10.33	(1.3)	7.7
Tier 1 capital(2)	12.83	11.70	10.74	9.7	19.5
Total capital(2)	14.66	13.59	13.48	7.9	8.8
Investar Bank:
Tier 1 leverage capital	10.88	10.08	10.06	7.9	8.2
Common equity tier 1 capital(2)	13.05	12.24	12.07	6.6	8.1
Tier 1 capital(2)	13.05	12.24	12.07	6.6	8.1
Total capital(2)	14.17	13.40	13.26	5.7	6.9

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for September 30, 2025.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2025	June 30, 2025	September 30, 2024
ASSETS
Cash and due from banks	$32,564	$28,311	$28,869
Interest-bearing balances due from other banks	2,809	26,913	57,471
Cash and cash equivalents	35,373	55,224	86,340

Available for sale securities at fair value (amortized cost of $417,729, $408,599 and $399,615, respectively)	370,251	355,708	350,646
Held to maturity securities at amortized cost (fair value of $50,576, $43,690 and $18,018, respectively)	47,834	41,528	18,302
Loans	2,150,523	2,106,355	2,155,846
Less: allowance for credit losses	(26,470)	(26,620)	(28,103)
Loans, net	2,124,053	2,079,735	2,127,743
Equity securities at fair value	3,270	2,570	2,434
Nonmarketable equity securities	15,255	15,082	13,951
Bank premises and equipment, net of accumulated depreciation of $23,297, $22,776 and $21,275, respectively	39,732	39,894	41,795
Other real estate owned, net	4,633	5,629	4,739
Accrued interest receivable	14,858	14,028	14,324
Deferred tax asset	14,362	15,328	14,719
Goodwill and other intangible assets, net	41,303	41,427	41,844
Bank owned life insurance	68,612	60,627	61,667
Other assets	21,092	21,285	24,069
Total assets	$2,800,628	$2,748,065	$2,802,573

LIABILITIES
Deposits
Noninterest-bearing	$446,361	$448,459	$437,734
Interest-bearing	1,926,317	1,889,726	1,849,674
Total deposits	2,372,678	2,338,185	2,287,408
Advances from Federal Home Loan Bank	60,000	70,000	63,500
Borrowings under Bank Term Funding Program	—	—	109,000
Repurchase agreements	15,066	11,023	12,994
Subordinated debt, net of unamortized issuance costs	16,728	16,717	36,494
Junior subordinated debt	8,806	8,782	8,709
Accrued taxes and other liabilities	32,055	47,429	38,926
Total liabilities	2,505,333	2,492,136	2,557,031

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized; 6.5% Series A Non-Cumulative Perpetual Convertible Preferred Stock; 32,500 shares ($1,000 liquidation preference) issued and outstanding at September 30, 2025 and none issued and outstanding at June 30, 2025 and September 30, 2024	30,353	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,825,883, 9,839,848 and 9,827,622 shares issued and outstanding, respectively	9,826	9,840	9,828
Surplus	146,304	146,107	146,393
Retained earnings	146,178	141,608	127,860
Accumulated other comprehensive loss	(37,366)	(41,626)	(38,539)
Total stockholders’ equity	295,295	255,929	245,542
Total liabilities and stockholders’ equity	$2,800,628	$2,748,065	$2,802,573

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	September 30, 2025	June 30, 2025	September 30, 2024
INTEREST INCOME
Interest and fees on loans	$32,563	$31,140	$32,764
Interest on investment securities
Taxable	3,096	2,961	2,755
Tax-exempt	689	665	228
Other interest income	747	593	1,101
Total interest income	37,095	35,359	36,848

INTEREST EXPENSE
Interest on deposits	14,726	14,456	15,729
Interest on borrowings	1,216	1,259	3,263
Total interest expense	15,942	15,715	18,992
Net interest income	21,153	19,644	17,856

Provision for credit losses	139	141	(945)
Net interest income after provision for credit losses	21,014	19,503	18,801

NONINTEREST INCOME
Service charges on deposit accounts	832	788	828
Gain on call or sale of investment securities, net	2	—	1
Loss on sale or disposition of fixed assets, net	(5)	—	—
Gain (loss) on sale of other real estate owned, net	94	29	(4)
Interchange fees	394	401	403
Income from bank owned life insurance	485	476	459
Change in the fair value of equity securities	200	53	174
Income from legal settlement	—	—	1,122
Other operating income	982	879	561
Total noninterest income	2,984	2,626	3,544
Income before noninterest expense	23,998	22,129	22,345

NONINTEREST EXPENSE
Depreciation and amortization	683	710	760
Salaries and employee benefits	10,302	10,257	9,982
Occupancy	679	675	652
Data processing	831	914	880
Marketing	101	112	121
Professional fees	496	468	473
Acquisition expenses	246	182	—
Other operating expenses	3,188	3,382	3,312
Total noninterest expense	16,526	16,700	16,180
Income before income tax expense	7,472	5,429	6,165
Income tax expense	1,293	935	784
Net income	6,179	4,494	5,381
Preferred stock dividends declared	528	—	—
Net income available to common shareholders	$5,651	$4,494	$5,381

EARNINGS PER COMMON SHARE
Basic earnings per common share	$0.57	$0.46	$0.55
Diluted earnings per common share	0.54	0.46	0.54
Cash dividends declared per common share	0.11	0.11	0.105

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2025			June 30, 2025			September 30, 2024
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,141,280	$32,563	6.03%	$2,104,266	$31,140	5.94%	$2,159,412	$32,764	6.04%
Securities:
Taxable	406,153	3,096	3.02	402,438	2,961	2.95	396,254	2,755	2.77
Tax-exempt	51,442	689	5.31	49,682	665	5.37	24,552	228	3.68
Interest-bearing balances with banks	60,431	747	4.90	47,909	593	4.97	79,793	1,101	5.49
Total interest-earning assets	2,659,306	37,095	5.53	2,604,295	35,359	5.45	2,660,011	36,848	5.51
Cash and due from banks	27,102			26,185			26,121
Intangible assets	41,370			41,496			41,927
Other assets	96,704			95,142			97,704
Allowance for credit losses	(27,144)			(26,730)			(28,794)
Total assets	$2,797,338			$2,740,388			$2,796,969

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$836,137	$4,802	2.28%	$794,603	$4,396	2.22%	$676,946	$3,440	2.02%
Brokered demand deposits	109	1	4.59	980	11	4.50	—	—	—
Savings deposits	136,314	380	1.11	135,662	350	1.04	127,536	366	1.14
Brokered time deposits	242,224	2,842	4.66	255,374	2,999	4.71	255,076	3,335	5.20
Time deposits	704,593	6,701	3.77	709,855	6,700	3.79	754,217	8,588	4.53
Total interest-bearing deposits	1,919,377	14,726	3.04	1,896,474	14,456	3.06	1,813,775	15,729	3.45
Short-term borrowings	28,452	210	2.93	32,585	254	3.13	207,539	2,396	4.59
Long-term debt	85,521	1,006	4.66	85,487	1,005	4.71	71,946	867	4.79
Total interest-bearing liabilities	2,033,350	15,942	3.11	2,014,546	15,715	3.13	2,093,260	18,992	3.61
Noninterest-bearing deposits	451,029			448,835			433,126
Other liabilities	21,786			22,101			31,805
Stockholders’ equity	291,173			254,906			238,778
Total liability and stockholders’ equity	$2,797,338			$2,740,388			$2,796,969
Net interest income/net interest margin		$21,153	3.16%		$19,644	3.03%		$17,856	2.67%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST RECOVERIES AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2025			June 30, 2025			September 30, 2024
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,141,280	$32,563	6.03%	$2,104,266	$31,140	5.94%	$2,159,412	$32,764	6.04%
Adjustments:
Interest recoveries		64			19			79
Accretion		6			6			13
Adjusted loans	2,141,280	32,493	6.02	2,104,266	31,115	5.93	2,159,412	32,672	6.02
Securities:
Taxable	406,153	3,096	3.02	402,438	2,961	2.95	396,254	2,755	2.77
Tax-exempt	51,442	689	5.31	49,682	665	5.37	24,552	228	3.68
Interest-bearing balances with banks	60,431	747	4.90	47,909	593	4.97	79,793	1,101	5.49
Adjusted interest-earning assets	2,659,306	37,025	5.52	2,604,295	35,334	5.44	2,660,011	36,756	5.50

Total interest-bearing liabilities	2,033,350	15,942	3.11	2,014,546	15,715	3.13	2,093,260	18,992	3.61

Adjusted net interest income/adjusted net interest margin		$21,083	3.15%		$19,619	3.02%		$17,764	2.66%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2025	June 30, 2025	September 30, 2024
Tangible common equity
Total stockholders’ equity	$295,295	$255,929	$245,542
Less: preferred stock	30,353	—	—
Total common equity	264,942	255,929	245,542
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,115	1,239	1,656
Trademark intangible	100	100	100
Tangible common equity	$223,639	$214,502	$203,698

Tangible assets
Total assets	$2,800,628	$2,748,065	$2,802,573
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,115	1,239	1,656
Trademark intangible	100	100	100
Tangible assets	$2,759,325	$2,706,638	$2,760,729

Common shares outstanding	9,825,883	9,839,848	9,827,622
Tangible common equity to tangible assets	8.10%	7.93%	7.38%
Book value per common share	$26.96	$26.01	$24.98
Tangible book value per common share	22.76	21.80	20.73

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		For the three months ended
		9/30/2025	6/30/2025	9/30/2024
Net interest income	(a)	$21,153	$19,644	$17,856
Provision for credit losses		139	141	(945)
Net interest income after provision for credit losses		21,014	19,503	18,801

Total noninterest income	(b)	2,984	2,626	3,544
Gain on call or sale of investment securities, net		(2)	—	(1)
Loss on sale or disposition of fixed assets, net		5	—	—
(Gain) loss on sale of other real estate owned, net		(94)	(29)	4
Change in the fair value of equity securities		(200)	(53)	(174)
Income from insurance proceeds(1)		—	(304)	—
Income from legal settlement(2)		—	—	(1,122)
Change in the net asset value of other investments(3)		11	136	(48)
Core noninterest income	(d)	2,704	2,376	2,203

Core earnings before noninterest expense		23,718	21,879	21,004

Total noninterest expense	(c)	16,526	16,700	16,180
Write down of other real estate owned(4)		(138)	(296)	—
Severance(5)		—	(26)	—
Acquisition expense		(246)	(182)	—
Legal settlement expense(6)		—	—	(267)
Core noninterest expense	(f)	16,142	16,196	15,913

Core earnings before income tax expense		7,576	5,683	5,091
Core income tax expense(7)		1,311	977	647
Core earnings		6,265	4,706	4,444
Preferred stock dividends declared		528	—	—
Core earnings available to common shareholders		$5,737	$4,706	$4,444

Core basic earnings per common share		0.58	0.48	0.45

Diluted earnings per common share (GAAP)		$0.54	$0.46	$0.54
Gain on call or sale of investment securities, net		—	—	—
Loss on sale or disposition of fixed assets, net		—	—	—
(Gain) loss on sale of other real estate owned, net		(0.01)	—	—
Change in the fair value of equity securities		(0.02)	—	(0.01)
Income from insurance proceeds(1)		—	(0.03)	—
Income from legal settlement(2)		—	—	(0.10)
Change in the net asset value of other investments(3)		—	0.01	—
Write down of other real estate owned(4)		0.01	0.02	—
Severance(5)		—	—	—
Acquisition expense		0.02	0.01	—
Legal settlement expense(6)		—	—	0.02
Core diluted earnings per common share		$0.54	$0.47	$0.45

Efficiency ratio	(c) / (a+b)	68.47%	74.99%	75.61%
Core efficiency ratio	(f) / (a+d)	67.66	73.55	79.33
Core return on average assets(8)		0.89	0.69	0.63
Core return on average common equity(9)		8.73	7.40	7.40
Total average assets		$2,797,338	$2,740,388	$2,796,969
Total average common stockholders’ equity		260,799	254,906	238,778

(1)	Adjustment to noninterest income for insurance proceeds received for damages to a property recorded in other real estate owned, which is included in other operating income in the accompanying consolidated statements of income.
(2)	Adjustment to noninterest income directly attributable to income from a legal settlement related to one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida.
(3)

Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds included in other operating income in the accompanying consolidated statements of income.

(4)

Reflects an adjustment to noninterest expense for provision for estimated losses on other real estate owned when fair value is determined to be less than carrying values, which is included in other operating expenses in the accompanying consolidated statements of income.

(5)	Severance is included in salaries and employee benefits in the accompanying consolidated statements of income.
(6)	Adjustments to noninterest expense directly attributable to the income from a legal settlement, consisting of professional fees for legal services and collection and repossession expenses included in other operating expenses in the accompanying consolidated statements of income.
(7)	Core income tax expense is calculated using the effective tax rates of 17.3%, 17.2% and 12.7% for the quarters ended September 30, 2025, June 30, 2025 and September 30, 2024, respectively.
(8)	Core earnings used in calculation. No adjustments were made to total average assets.
(9)	Core earnings available to common shareholders used in calculation. No adjustments were made to total average common stockholders’ equity.